Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2006 Equity Incentive Plan of Omega Financial Corporation of our reports dated March 15, 2006, with respect to the consolidated financial statements of Omega Financial Corporation, Omega Financial Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Omega Financial Corporation, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2005 filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
July 3, 2006
Pittsburgh, Pennsylvania